EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

November 13, 2006

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES OPERATING RESULTS FOR THE 2006

THIRD QUARTER AND NINE-MONTH PERIODS,

14TH CONSECUTIVE PROFITABLE QUARTER AND

OPENING OF NEW DISTRIBUTION FACILITY

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today operating results for the third quarter and nine-month periods ended September 30, 2006. The 2006 third quarter was the Company’s fourteenth consecutive profitable quarter.

Net sales for the third quarter ended September 30, 2006 were $17,499,000, compared to $18,068,000 for the same period in 2005. Net income for the third quarter ended September 30, 2006 was $494,000, or $.19 per diluted share, compared to $839,000, or $.33 per diluted share, for the same quarter in 2005.

The decrease in net sales and net income for the third quarter of 2006 compared to the same period in 2005 was primarily due to a general reduction in demand for Company products because of the significant reduction in residential building activity in Florida during the recent quarter, which is consistent with the results of other companies in the construction industry. However, demand remains strong for the Company’s products in the Gulf Coast region affected by Hurricane Katrina. The Company expects high demand in this Gulf Coast market will continue for the foreseeable future.

Net sales for the nine months ended September 30, 2006, were $57,968,000, compared to $52,103,000 in 2005, an increase of 11.3%. For the nine months ended September 30, 2006, the Company generated net income of $2,691,000, or $1.06 per diluted share, compared to $2,681,000, also $1.06 per diluted share, for the same period in 2005. Results for the nine months ended September 30, 2006 were aided by the strong industry demand for Company products prevalent during the first six months of the year and the opening of new distribution facilities.

S. Daniel Ponce, Imperial’s Chairman of the Board, said: “Despite current conditions in the construction industry, we are continuing our strategy of expanding operations by adding new distribution facilities, including the opening in November 2006 of a new facility in Ocala, Florida. Also, we are taking action to broaden our product lines in certain markets to increase our market position in the Southeastern United States. Further, we are placing an emphasis on strengthening our balance sheet through improved management of our working capital to better position the Company to capitalize on growth opportunities and enhance shareholder value when the construction industry rebounds. We believe the markets we serve enjoy favorable long-term demographics and based on historical precedent, the construction markets in Florida are likely to rebound earlier than other market areas in the United States. The Company is positioning itself now to take advantages of the future improvement.”

For more information, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2006 which was filed with the Securities and Exchange Commission on November 13, 2006.

Page 2 of News Release dated November 13, 2006

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Mississippi, Georgia and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of stucco, gypsum, roofing, insulation and masonry products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005

Net Sales	$57,968,000	$52,103,000	$17,499,000	$18,068,000

Income before taxes	$4,131,000	$4,222,000	$653,000	$1,320,000
Income tax expense	(1,440,000)	(1,541,000)	(159,000)	(481,000)

Net income	$2,691,000	$2,681,000	$494,000	$839,000

Income per share - basic	$1.09	$1.10	$.20	$.34
Income per share - diluted	$1.06	$1.06	$.19	$.33

Weighted average shares outstanding - basic	2,478,293	2,433,533	2,492,286	2,455,635
Weighted average shares outstanding - diluted	2,537,813	2,528,736	2,542,989	2,549,938